Exhibit 10.19
RESOLUTIONS OF
THE BOARD OF DIRECTORS
Amendments to Non-employee Director Compensation Program
     RESOLVED, that the non-employee director compensation program be amended as follows:
     (i) The additional annual retainer for the audit committee chair shall be increased to $10,000 effective July 1, 2009;
     (ii) All board and committee meeting fees shall be eliminated retroactive to June 15, 2009;
     (iii) The total annual cash retainer for each non-employee director shall be increased to $50,000, effective as of July 1, 2009 (except that the Board chair total annual retainer shall remain $80,000); and
     FURTHER RESOLVED, that the total annual cash retainer for each director be temporarily reduced by $10,000, effective July 1, 2009, subject to semi-annual review until such time as the reduction is no longer deemed necessary by the Board.

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